Exhibit 2.2

NGA HOLDCO, LLC

SUBSCRIPTION AGREEMENT

Class B Non-Voting Membership Units

The undersigned hereby subscribes for 9,999 Class B non-voting membership units of NGA HOLDCO, LLC, a Nevada limited liability company (the “Company”), for which the undersigned agrees to contribute effective as of date of acceptance of this Subscription Agreement by the Company, a $38,045,354 interest in the First Mortgage Notes issued by Eldorado Casino Shreveport (cusip no. 284681AA1) and 11,000 shares of the preferred equity stock of Shreveport Gaming Holdings (ticker symbol: SVGH). The undersigned represents and agrees to receive said non-voting membership units of the Company subject to the following terms and conditions:

(i) The undersigned understands that upon full payment for such membership units, a certificate or certificates evidencing said membership units shall be issued to the undersigned as fully paid and nonassessable.

(ii) The undersigned agrees that it is taking the membership units as an investment with no intent to resell without registration under the Securities Act of 1933, as amended or exemption therefrom.

(iii) The undersigned has conducted its own independent investigation through its own independent advisors and has not relied upon any other materials or oral representations.

(iv) The undersigned will not attempt to sell or otherwise distribute said membership units except in compliance with anti-fraud, registration, and other provisions of applicable federal securities law and blue sky laws and, if applicable, the gaming laws of the States of Nevada and Louisiana.

(v) The undersigned hereby agrees to indemnify and hold the Company, its managers, officers, and employees harmless from and against all costs, damages, and liabilities incurred by them, or arising out of any representations or breach by the undersigned of any representation, warranty or covenant made herein.

Upon acceptance by the Company’s managers), this Subscription Agreement shall become a binding agreement between the Company and the undersigned.

NGA NOVOTECO, LLC a Nevada limited liability company

By	/s/ Thomas Reeg
Thomas Reeg, Manager

The foregoing subscription is accepted this 31st day of May, 2007.

NGA HOLDCO, LLC a Nevada limited liability company

By	/s/ Thomas Reeg
Thomas Reeg, Manager